Exhibit 99.1

ENERGY FOCUS

Contact: John Davenport, CEO, Eric Hilliard, COO, Nick Berchtold, CFO, 440-715-1300

ENERGY FOCUS, INC. REPORTS THIRD QUARTER 2007 RESULTS

SOLON, Ohio, November 6, 2007 /PRNewswire-FirstCall/ -- Energy Focus, Inc. (Nasdaq: EFOI - News) today announced financial results for the third quarter ended September 30, 2007. Financial and operating highlights include the following:

•
Consolidated revenues for the third quarter, 2007, were $5.7 million, a 16 percent decrease from 2006. Contributing to the decline were lower year over year Pool division sales which have been negatively impacted by the housing downturn. In the first nine months of 2007, Pool division sales were $1.4 million less than the same period in 2006.

•
The net loss for the quarter increased to $3.18 million ($0.28 per share) compared to the $2.1 million loss ($0.19 per share) for the same period in 2006. Operating expenses increased by $794,000, or 18 percent, from the same quarter in006 due primarily to on-going restructuring of our operations, unplanned legal and employee severance expenses, and increases in the allowance for doubtful accounts. However, net cash usage for the quarter of $1.2 million showed dramatic improvement from the first half, 2007 net cash usage of $4.2 million.

•
EFO sales increased 51 percent to $2.0 million, year over year, the largest EFO sales quarter to date, representing 35 percent of total sales for the quarter. EFO sales in the first nine months of 2007 were $4.9 million, about twice 2006 levels.

•	Improved operating efficiencies have resulted in increased gross margins (34 percent), up four points from year earlier.

John Davenport, Energy Focus President and CEO, said, "While we are pleased that EFO’s expanding headway in commercial lighting usage is rapidly gaining momentum, we are disappointed that our year-to-date revenues and earnings have not met our expectations. In this regard, we are vigorously engaging in further operational, working capital and cost-cutting initiatives. These efforts will continue in the fourth quarter and into 2008.”

“We are highly encouraged by the growing favorable acceptance of our EFO products as evidenced, for example, by Starwood Hotels’ recent order to install EFO extensively in two W Hotels,” Davenport added. “The increase in the number of customers installing our EFO products tells us that our product line continues to face growing demand, especially in light of expanding energy conservation measures. However, shipments have ramped up more slowly than anticipated. We have found the lead time for volume purchases by our customers, who are primarily larger retail and hospitality industry leaders, to be considerably longer than encountered in our other business sectors.”

Eric Hilliard, Energy Focus Chief Operating Officer commented “In addition to the traction we’ve made in developing new accounts in the quarter, we’ve also made progress in increasing our EFO® LED product offerings. As a result, five new energy efficient EFO-LED product families will be available for sale in the first quarter of 2008.”

“Restructuring of the US Commercial and administrative organizations will continue into the fourth quarter,” continued Mr. Hilliard. “In Q3 we made a number of changes necessary to improve our operational efficiency including the replacement of the Chief Financial Officer. In Q4 we plan to add a marketing manager and senior sales executive to better position EFO and open new sales channels.”

Energy Focus, Inc. management will host a conference call on Tuesday, November 6, 2007 at 11:30 a.m. EDT (8:30 a.m. PDT) to review the third Quarter 2007 Financial Results and other corporate events, followed by a Q & A session. Dialing 1-800-507-9434 (US Canada) or 1-706-634-5544 (International/Local) can access the call. The conference ID number is 22951000. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 (international/local) and entering the following pass code: 22951000. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com on November 23, 2007 and will remain available for one year in the Investor Relations area of the site or by going to http://www.mkr-group.com

About Energy Focus

Energy Focus designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets. Energy Focus' EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company's headquarters are located at 32000 Aurora Rd., Solon, Ohio. The Company has additional offices in California, England and Germany. Telephone: 440-715-1300. Web site: http://www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2007 and thereafter, future pool market sales, and the potential growth of EFO sales based upon its energy savings over LED's and fluorescent lights. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Energy Focus' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Energy Focus operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Energy Focus financial results, please refer to the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2006, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,681	$3,705
Short-term investments	6,855	12,263
Accounts receivable trade, net	3,801	6,185
Inventories, net	7,954	7,708
Prepaid and other current assets	367	324
Total current assets	22,658	30,185

Fixed assets, net	5,325	5,978
Goodwill, net	4,328	4,247
Other assets	193	182
Total assets	$32,504	$40,592

LIABILITIES
Current liabilities:
Accounts payable	$2,002	$4,202
Accrued liabilities	2,012	1,671
Credit line borrowings	1,149	1,124
Current portion of long-term bank borrowings	821	778
Total current liabilities	5,984	7,775
Deferred tax liabilities	195	75
Long-term bank borrowings	1,454	1,862
Total liabilities	7,633	9,712

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	55,168	53,841
Accumulated other comprehensive income	916	601
Accumulated deficit	(31,214)	(23,563)
Total shareholders’ equity	24,871	30,880
Total liabilities and shareholders’ equity	$32,504	$40,592

The accompanying notes are an integral part of these financial statements.

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net sales	$5,745	$6,808	$17,458	$19,845
Cost of sales	3,757	4,772	11,720	13,879
Gross profit	1,988	2,036	5,738	5,966
Operating expenses:

Research and development	805	630	1,963	1,521
Sales and marketing	2,390	2,280	7,338	7,132
General and administrative	1,668	1,303	3,813	3,918
Restructure expense	308	98	397	734
Total operating expenses	5,171	4,311	13,511	13,305
Loss from operations	(3,183)	(2,275)	(7,773)	(7,339)
Other income (expense):
Other income/(expense)	35	12	77	39
Interest income/ (expense)	51	171	190	331

Loss before income taxes	(3,097)	(2,092)	(7,506)	(6,969)
Benefit from (provision for) income taxes	(78)	(33)	(145)	103
Net loss	$(3,175)	$(2,125)	$(7,651)	$(6,866)

Net loss per share - basic and diluted	$(0.28)	$(0.19)	$(0.67)	$(0.60)

Shares used in computing net loss per share - basic and diluted	11,501	11,371	11,467	11,362

The accompanying notes are an integral part of these financial statements